UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2005

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)     On September 16, 2005, Rentech, Inc. (the “Company”) entered into a Purchase and Sale Agreement with RFC-Sand Creek Development, LLC (“RFC”) to purchase the remaining 50% of the membership interests in Sand Creek, LLC (“Sand Creek”) that the Company does not already own for a purchase price of $1.4 million.  Sand Creek’s principal asset is a 17 acre piece of real property in Commerce City, Colorado which is the site of a 1,000 barrel per day methanol plant that has been inactive since the mid 1990’s.  The Company plans to build and operate a Fischer-Tropsch coal-to-liquids Product Development Unit facility on the Commerce City property.

          The transaction is expected to close within the next three weeks at which time Rentech will own 100% of Sand Creek’s membership interests.  If the Company sells an interest in Sand Creek or the Commerce City property to Suncor Energy, Inc. or its affiliates (“Suncor”) within 180 days of the closing, then the Company is obligated to pay RFC one-half of the net sale proceeds in excess of $2,700,000.  If the Company leases an interest in the Commerce City property to Suncor with an option to purchase the property, then the Company and RFC will negotiate in good faith to share the proceeds of such lease and purchase option in a manner consistent with the arrangement upon a sale.

          A copy of the Purchase and Sale Agreement is filed as Exhibit 10.1 hereto and incorporated in this Item 1.01 by reference.

          A copy of the press release relating to the Purchase and Sale Agreement is filed as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 10.1	Purchase and Sale Agreement with RFC-Sand Creek Development, LLC, dated September 16, 2005.

Exhibit 99.1	Press Release by Rentech, Inc. dated September 22, 2005.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: September 22, 2005	By:	/s/ D. Hunt Ramsbottom

D. Hunt Ramsbottom President

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